SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Elessar Funds Investment Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

1111 Superior Ave, Suite 1310

Cleveland, Ohio 44114

TELEPHONE NUMBER:

(216) 357-7412

NAME AND ADDRESS OF AGENT FOR

SERVICE OF PROCESS:

Mitch Krahe

Elessar Investment Management, LLC

1111 Superior Ave, Suite 1310

Cleveland, Ohio 44114

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/ /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the sole Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Cleveland and State of Ohio on this 2nd day of August, 2012.

ATTEST:	Elessar Funds Investment Trust

/s/ Mitch Krahe	/s/ Richard A. Giesen, Jr.
By: Mitch Krahe	By: Richard A. Giesen, Jr., Sole Trustee